                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into effective the 30th day of June, 1991, between West Telemarketing Corporation, a Delaware corporation ("Employer") and Troy L. Eaden, 7714 Davis Circle, Omaha, Nebraska ("Employee").

                               R E C I T A L S :

     1. Employer and Employee have previously entered into an Employment Agreement effective January 1, 1989 (the "Existing Employment Agreement"); and

     2. The parties desire to enter into this Agreement to amend and supercede the Existing Employment Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1.  Employment.  Employer agrees to continue to employ Employee in his
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current capacity as President and Chief Operating Officer of Employer.  Employee
shall be in charge of the operations of Employer subject to the general direction, approval and control of the Board of Directors of Employer. Employer may also direct Employee to perform similar duties for West Telemarketing Corporation Outbound and West Interactive Corp., corporations which are under common control with Employer (the "Affiliates"), subject to the limitation that Employee's total time commitment shall be consistent with that normally expected of similarly situated executive level employees. Employee shall serve Employer and the Affiliates faithfully, diligently and to the best of his ability. Employee agrees during the term of this Agreement to devote his best efforts, attention, energy and skill to the performance of his employment duties and to furthering the interest of Employer and the Affiliates.

     2.  Term of Employment.  Employee's employment under this Agreement shall
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continue until terminated under the provisions of Paragraph 5 below.

     3.  Compensation.  Employer shall pay Employee an annualized salary of one
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hundred fifty seven thousand five hundred Dollars ($157,500) during the first calendar year of this Agreement. During all subsequent years, Employee's annual salary shall be as determined by the Board of Directors of Employer. Employee may receive discretionary bonuses as determined by the Board of Directors of Employer in its sole discretion provided nothing contained herein shall be construed as a commitment by the Corporation to declare or pay any such bonuses.

     4.  Benefits.  In addition to the compensation provided for in Paragraph 3
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above, Employer will provide Employee with employment benefits equal to those received by other executive level employees of Employer during the term of this Agreement.

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     5.  Termination of Employment.  The employment of Employee by Employer
         -------------------------
shall terminate upon occurrence of any of the following events:

          (a) The employment of Employee shall terminate immediately upon the death of Employee.

          (b) The employment of Employee shall terminate upon the Disability (as defined in Paragraph 6 below) of Employee.

          (c) Voluntary termination of employment by Employee upon giving Employer 90 days advance notice in writing.

          (d) Involuntary termination of employment by Employer without cause upon giving Employee notice in writing.

          (e) Employer may terminate the employment of Employee immediately upon written notice in the event of the occurrence of any of the following events:

               (i) The sale or transfer by Gary West and Mary West (collectively the "Wests") of more than ninety percent (90%) of the common stock of Employer owned by them to some third party;

              (ii) The sale of all or substantially all of the assets of Employer; or

              (iii) A merger of Employer with another company fifty-one percent (51%) or more of the stock of which, after the merger, is not owned by the Wests.

          (f) Involuntary termination of employment by Employer immediately upon written notice to Employee for good cause. The term "good cause" as used herein, shall mean at least one of the following circumstances:

               (i) If there is a material failure on the part of Employee to perform the duties required of him hereunder. If at any time during the term of this employment, Employee is, in the opinion of Employer, materially failing to perform his employment duties, Employer shall give written notice to Employee specifying in the notice the material failures of performance and the actions necessary to remedy the failures during the sixty (60) day period immediately following receipt by Employee of the written notice. If Employee fails to bring his performance into conformity with his obligations under this Agreement within such sixty (60) day period, Employer may terminate Employee's employment by sending written notice to Employee specifying an effective date of termination;

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              (ii) Dishonesty involving Employee's employment;

              (iii)  Employee's addiction to the use of drugs or alcohol.

     Upon termination of employment for any reason, Employee shall be entitled to receive all salary through the date of termination, together with any bonuses declared by the Board of Directors with respect to Employee's services prior to the effective date of termination, but unpaid as of such date. In addition, upon a termination pursuant to subparagraph (d) above, Employee shall receive three (3) months severance pay.

     6.  Disability.  For purposes of this Agreement, "Disability" shall be
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deemed to have occurred if Employee shall, by reason of illness or physical incapacitation for a period of three (3) consecutive months, or for an aggregate of six (6) months during any three (3) consecutive years during the term of this Agreement, fail to perform in an active capacity the services required under this Agreement.

     7.  Other Activities.  Employee shall devote substantially all of his
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working time and efforts during the Company's normal business hours to the business and affairs of the Company and to the duties and responsibilities assigned to him pursuant to this Agreement. Employee may devote a reasonable amount of his time to civic, community or charitable activities. Employee in all events shall be free to invest his assets in such manner as will not require any substantial services by Employee in the conduct of the businesses or affairs of the entities or in the management of the assets in which such investments are made.

     8.  Confidential Information.  In the course of Employee's employment,
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Employee will be provided with certain information, technical data and know-how regarding the business of Employer and its products, all of which is confidential (hereinafter referred to as "Confidential Information"). Employee agrees to receive, hold and treat all Confidential Information received from Employer as confidential and secret and agrees to protect the secrecy of said Confidential Information. Employee agrees that the Confidential Information will be disclosed only to those persons who are required to have such knowledge in connection with their work for Employer and that such Confidential Information will not be disclosed to otherwise without the prior written consent of the Employer. The provisions hereof shall not be applicable to: (a) information which at the time of disclosure to Employee is a matter of public knowledge; or (b) information which, after disclosure to Employee, becomes public knowledge other than through a breach of this Agreement. Unless the Confidential Information shall be of the type hereinbefore set forth, Employee shall not use such Confidential Information for his own benefit or for a third party's or parties' benefit at any time. The obligations imposed upon Employee by this

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paragraph shall survive the expiration or termination of this Agreement.

     9.  Covenant Not to Compete.  Employee covenants and agrees that for the
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period of two (2) years following termination of his employment with Employer for any reason except pursuant to Paragraph 5(d) above, he will not:

          (a) Directly or indirectly, for himself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, engage in any business competing directly for the customers, prospective customers or accounts of the Employer with whom Employee had contact or about whom Employee learned during the course of his employment with Employer and during the two (2) years immediately preceding the end of his employment;

          (b) Induce or attempt to induce any person employed by Employer, in any capacity, at the time of the termination of Employee's service with Employer, to leave his employment, agency, directorship or office with Employer.

Employee agrees the knowledge and information gained by him in the performance of his duties would be valuable to those who are now, or might become, competitors of the Employer and that the business of Employer by its nature, covers the entire United States of America and Canada. In the event these covenants not to compete are held, in any respect, to be an unreasonable restriction upon Employee, the Court so hold may reduce the territory, or time, to which it pertains or otherwise reasonably modify the covenant to the extent necessary to render this covenant enforceable by said Court for the reasonable protection of Employer. The obligations imposed upon Employee by this paragraph shall survive the expiration or termination of this Agreement.

     10.  Injunction and Other Relief.  Both parties hereto recognize that the
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services to be rendered under this Agreement by Employee are special, unique and of extraordinary character, and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by him, or in the event Employee performs services for any person, firm or corporation engaged in the competing line of business with Employer as provided in Paragraph 11, or if Employee shall breach the provisions of this Agreement with respect to Confidential Information, then Employer shall be entitled, if it so elects, in addition to all other remedies available to it under this Agreement or at law or in equity to affirmative injunctive relief.

     11.  Severability.  In the event that any of the provisions of this
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Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement

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and same shall be construed as if such invalid or unenforceable provisions had never been a part hereof.

     12.  Governing Law.  This Agreement shall be governed by the laws of the
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State of Nebraska.

     13.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties respecting the employment of Employee by Employer and supersedes all prior understandings, arrangements and agreements, whether oral or written, including, without limitation, the Existing Employment Agreement, and may not be amended except by a writing signed by the parties hereto.

     IN WITNESS WHEREOF, Employer has, by its appropriate officers, executed this Agreement and Employee has executed this Agreement as of the day and year first above written.

                              WEST TELEMARKETING CORPORATION, Employer


                              By:  /s/ Gary West
                                 --------------------------------

                              Its:  Chairman
                                  -------------------------------


                                    /s/ Troy L. Eaden
                                 ---------------------------------
                                      Troy L. Eaden

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